Exhibit 99.1

Investor Relations Contact:

Karen Fisher

DivX, Inc.

858-882-6415

kfisher@divxcorp.com

Media Contact:

Tom Huntington

DivX, Inc.

858-882-0672

thuntington@divxcorp.com

DivX Announces Changes to Engineering Organization

SAN DIEGO, CA – December 3, 2008 - DivX, Inc. (NASDAQ:DIVX), a digital media company, today announced that Markus Moenig, Senior Vice President and Chief Technology Officer, has resigned effective December 1, 2008, in order to return overseas and explore new entrepreneurial opportunities. Following DivX’s acquisition of MainConcept, Mr. Moenig’s primary focus has been to integrate the H.264 digital video technology into the core DivX product line, which has culminated in the soon to be released DivX 7. Jim Reesman, Vice President of Engineering, will lead DivX’s global engineering organization.

“Since DivX acquired MainConcept in November 2007, Markus has played a key role in the successful integration of MainConcept as a subsidiary of DivX,” said Kevin Hell, Chief Executive Officer of DivX, Inc. “One product of this effort is the future release of DivX 7, which will feature MainConcept’s award-winning H.264 solution. With the integration of these technologies complete, we thank Markus for his efforts and wish him well with his future plans.”

Mr. Hell added, “Jim has been leading our product development team for some time now, so we do not plan to replace Markus. We are highly confident that Jim and our deep pool of talented engineering resources have the proven ability to continue to execute on our product and technology goals.”

About DivX, Inc.

DivX, Inc. is a digital media company that enables consumers to enjoy a high-quality video experience across any kind of device. DivX creates, distributes and licenses digital video technologies that span the “three screens” comprising today’s consumer media environment—the PC, the television and mobile devices. Over 100 million DivX Certified® devices have shipped into the market from leading consumer electronics manufacturers. DivX also offers content providers and publishers a complete solution for the distribution of secure, high-quality digital video content. Driven by a globally recognized brand and a passionate community of hundreds of millions of consumers, DivX is simplifying the video experience to enable the digital home.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding DivX’s visibility within the investment community. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to: the risk that customer use of DivX technology may not grow as anticipated; the risk that anticipated market opportunities may not materialize at expected levels, or at all; the risk that the Company’s activities may not result in the growth of profitable revenue; risks and uncertainties related to the maintenance and strength of the DivX brand; risks associated with DivX’s ability to penetrate existing and new markets; risks regarding the effects of competition; risks regarding DivX’s dependence on its licensees and partners; risks related to the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s most recent reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.